Exhibit 99.1

NOVABAY DECLARES REVERSE STOCK SPLIT

EMERYVILLE, Calif. – December 11, 2015 – NovaBay® Pharmaceuticals, Inc.  (NYSE MKT: NBY) (“NovaBay” or the “Company”), a biopharmaceutical company focusing on commercializing and developing non-antibiotic antimicrobial products for the global eye care market, today announced that, pursuant to authorization provided by the Company’s stockholders at the Company’s December 11, 2015, special stockholder meeting, and in order to meet the continued listing standards of the NYSE MKT, the Company’s Board of Directors (the “Board”) has approved the filing of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a 1-for-25 reverse stock split of all outstanding common stock shares of the Company. The Company anticipates that the 1-for-25 reverse stock split will be effective as of 4:30 p.m. Eastern Standard Time on Friday, December 18, 2015 (the “Effective Date”), and the Company’s common stock will begin trading on a split-adjusted basis on Monday, December 21, 2015.

The effect of the reverse stock split will be to combine each twenty-five (25) shares of outstanding Company common stock into one (1) new share, with no change in authorized shares or par value per share, and to reduce the number of common stock shares outstanding from approximately 87,138,547 shares to approximately 3,485,541 shares (prior to rounding). Proportional adjustments will be made to the conversion and exercise prices of the Company’s outstanding warrants and stock options, and to the number of shares issued and issuable under the Company's stock incentive plans. The reverse stock split will not affect any stockholder’s ownership percentage of the Company’s common stock, except to the limited extent that the reverse stock split would result in any stockholder owning a fractional share. The Company will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split; rather, the Company will issue an additional share to all holders of fractional shares.

The Company’s trading symbol of “NBY” will not change as a result of the reverse stock split, although it is expected that the letter “D” will be appended to the Company's ticker for approximately twenty (20) trading days following the Effective Date to indicate the completion of the reverse stock split. In addition, the common stock will trade under a new CUSIP number, 66987P201.

Stockholders who hold their shares in electronic form at a brokerage firm need not take action as the shares will automatically be adjusted to reflect the reverse stock split. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders holding physical certificates may (but are not required to), send their certificates to the Company’s transfer agent at the address given below for reissuance in post-split form. The Company’s transfer agent, Computershare, will act as the exchange agent for this reverse stock split and will issue a new stock certificate reflecting the terms of the reverse stock split to each stockholder who submits a physical stock certificate with instructions for reissuance. Regardless of whether physical certificates are submitted for reissuance, certificates evidencing pre-split holdings will only entitle stockholders to their applicable post-split ownership of common stock. Certificates representing shares of common stock issued in connection with the reverse stock split will continue to bear the same restrictive legends, if any that were borne by the surrendered certificates representing the shares of common stock outstanding prior to the reverse stock split.

The Company’s Transfer Agent is:

Computershare

330 N. Brand Blvd., Ste 701

Glendale, CA 91203-2149

Phone (818) 254-3166

www.computershare.com

About NovaBay Pharmaceuticals, Inc.: Going Beyond Antibiotics

NovaBay Pharmaceuticals is a biopharmaceutical company focusing on the commercialization of prescription Avenova® Lid and Lash Cleanser for the eye care market. Avenova is formulated with Neutrox™, which is cleared by the U.S. Food and Drug Administration (FDA) as a 510(k) medical device. Neutrox is NovaBay’s pure hypochlorous acid. Laboratory tests show that hypochlorous acid has potent antimicrobial activity in solution yet is non-toxic to mammalian cells and it also neutralizes bacterial toxins. Avenova is marketed to optometrists and ophthalmologists throughout the U.S. by NovaBay’s direct medical salesforce. It is accessible from more than 90% of retail pharmacies in the U.S. through agreements with McKesson Corporation, Cardinal Health and AmeriSource Bergen.

Safe Harbor / Forward-Looking Statements

This release contains forward-looking statements, which are based upon management's current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the anticipated market acceptance of our products, future sales of our products, the ability to raise capital, and the Company’s expected future financial results. Forward-looking statements can be identified with words like (and variations of): “estimate,” “believe,” and “intend.” These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in manufacturing, distributing, and selling the Company's products, unexpected adverse side effects or inadequate therapeutic efficacy of our product, the uncertainty of patent protection for the Company's intellectual property, and the Company's ability to obtain additional financing as necessary. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay's latest Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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For NovaBay Avenova purchasing information, please contact:

Toll Free: 1-800-890-0329

www.avenova.com

At the Company
Thomas J. Paulson
Chief Financial Officer
510-899-8809
Contact Tom

Investor Contact
LHA
Jody Cain
310-691-7100
Jcain@lhai.com

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